Exhibit 99.1

MIMECAST LIMITED

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

As of March 31,
2018
Assets
Current assets
Cash and cash equivalents	$78,339
Short-term investments	58,871
Accounts receivable, net	65,392
Prepaid expenses and other current assets	15,302

Total current assets	217,904
Property and equipment, net	123,822
Intangible assets, net	9,819
Goodwill	5,631
Other assets	1,222

Total assets	$358,398

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$6,052
Accrued expenses and other current liabilities	33,878
Deferred revenue	123,057
Current portion of capital lease obligations	1,125
Current portion of long-term debt	—

Total current liabilities	164,112
Deferred revenue, net of current portion	18,045
Long-term capital lease obligations	2,390
Construction financing lease obligation	67,205
Other non-current liabilities	4,954

Total liabilities	256,706

Commitments and contingencies

Shareholders’ equity
Ordinary shares	707
Additional paid-in capital	212,839
Accumulated deficit	(106,507)
Accumulated other comprehensive loss	(5,347)

Total shareholders’ equity	101,692

Total liabilities and shareholders’ equity	$358,398

MIMECAST LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,	Year Ended March 31,
	2018	2018
Revenue	$73,401	$261,897
Cost of revenue	20,176	69,699

Gross profit	53,225	192,198

Operating expenses
Research and development	12,185	38,373
Sales and marketing	32,342	121,246
General and administrative	10,360	36,989
Impairment of long-lived assets	1,712	1,712
Restructuring	832	832

Total operating expenses	57,431	199,152

Loss from operations	(4,206)	(6,954)
Other income (expense)
Interest income	456	1,310
Interest expense	(442)	(598)
Foreign exchange expense	(1,452)	(3,511)
Other income, net	72	72

Total other income (expense), net	(1,366)	(2,727)

Loss before income taxes	(5,572)	(9,681)
Provision for income taxes	982	2,705

Net loss	$(6,554)	$(12,386)

Net loss per ordinary share
Basic and diluted	$(0.11)	$(0.22)
Weighted-average number of ordinary shares outstanding
Basic and diluted	58,264	57,269

MIMECAST LIMITED

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

Year ended March 31,
2018
Operating activities
Net loss	$(12,386)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,960
Share-based compensation expense	11,734
Provision for doubtful accounts	185
Impairment of long-lived assets	1,712
Loss on disposal of fixed assets	181
Other non-cash items	184
Unrealized currency loss on foreign denominated transactions	2,958
Changes in assets and liabilities:
Accounts receivable	(18,120)
Prepaid expenses and other current assets	(5,037)
Other assets	33
Accounts payable	(104)
Deferred revenue	39,042
Accrued expenses and other liabilities	7,070

Net cash provided by operating activities	46,412
Investing activities
Purchases of investments	(76,948)
Maturities of investments	77,808
Purchases of property, equipment and capitalized software	(34,498)
Payments for acquisitions	(1,381)

Net cash used in investing activities	(35,019)
Financing activities
Proceeds from issuance of ordinary shares	17,039
Payments on debt	(1,825)
Payments on capital lease obligations	(1,039)
Payments on construction financing lease obligation	(1,019)

Net cash provided by financing activities	13,156
Effect of foreign exchange rates on cash	2,471

Net increase in cash and cash equivalents	27,020

Cash and cash equivalents at beginning of period	51,319

Cash and cash equivalents at end of period	$78,339